Exhibit 10.21.2
AMENDMENT TO
RESOLUTION OF MEMBERS ESTABLISHING
PREFERENCES, LIMITATIONS AND RELATIVE RIGHTS
OF SERIES “A” PREFERRED SHARES OF
NEWFIELD CHINA, LDC
     This Amendment is entered into by and between Newfield China, LDC (the “Company”), Newfield Global Inc. (“Newfield Global”), Newfield Asia Inc. (“Newfield Asia” and, together with Newfield Global, “Newfield Shareholders”) and Huffco International, L.L.C. (the “Preferred Shareholder”) effective the 12th day of September, 2007 (the “Effective Date”). All capitalized terms, not otherwise defined herein shall have the meaning ascribed to such terms in the Resolution of Members Establishing Preferences, Limitations and Relative Rights (the “Resolution”) of Series “A” Preferred Shares of the Company.
     WHEREAS, the Resolution provides that if the Company derives Net Profits from the sale or disposition of Subject Hydrocarbons in any month, the Company shall declare, and the Preferred Shareholder shall be entitled to receive, on or before the twentieth day of the following month, in preference to the holders of any other class or series of shares of the Company, a Preferred Dividend equal to 10% of Net Profits for the month multiplied by a fraction, the numerator of which is the number of Preferred Shares held by such Preferred Shareholder on the Record Date and the denominator of which is the total number of Preferred Shares issued and outstanding on the Record Date;
     WHEREAS, the Company is the owner of an undivided 35% interest in the rights, privileges, duties and obligations (“Foreign Contractor Interests”) under that certain Petroleum Contract (the “Petroleum Contract”) dated January 23, 1996 among the China National Offshore Corporation (“CNOOC”), an agency of the government of the Peoples Republic of China, as one part, and Kerr-McGee China Petroleum LTD. (“Kerr-McGee China”) and the Company as the other part;
     WHEREAS, the Petroleum Contract covers Contract Area 05/36 in the Gulf of Bohai, Peoples Republic of China;
     WHEREAS, the Company’s Foreign Contractor Interest share of Hydrocarbons produced and saved from Contract Area 05/36 constitutes Subject Hydrocarbons;
     WHEREAS, Kerr-McGee China and Sino-American Energy Corporation (“Sino-American”) are also owners of Foreign Contractor Interests in Contract Area 05/36;
     WHEREAS, Kerr-McGee China and Sino-American are the owners of Foreign Contractor Interests in Contract Area 04/36, which adjoins Contract Area 05/36;
     WHEREAS, on or about May 27, 2005 Kerr-McGee China, the Company, Sino-American and CNOOC entered into the Agreement for the Unitized Development (the “Unit Agreement”) of CFD 11-6, CFD 12-1 and CFD 12-1 South Oil Field Unit (the “Unit Area”)

to exploit Hydrocarbon deposits located in both Contract Area 04/36 and Contract Area 05/36;
     WHEREAS, the Company and Kerr-McGee China have entered into that certain Agency Agreement dated June 30th, 2006 (the “Agency Agreement”), pursuant to which, among other things, Kerr-McGee China, on behalf of itself and Newfield, executes and delivers agreements for the sale or exchange of crude oil produced from the Unit Area (including the Company’s Foreign Contractor Interest share of crude oil produced from the Unit Area) upon terms that take into consideration: (1) the specific economic factors of each negotiated crude oil sales agreement, (2) the commercial practices then prevailing in the world crude oil markets, (3) the terms and conditions in any applicable lifting agreement, including without limitation, cargo quantities, demurrage, vessel nomination procedures, quality and quantity determinations, force majeure and transfer of title and risk of loss, and (4) other terms and conditions which Kerr-McGee China as marketing agent to the Company may deem necessary or appropriate under the circumstances;
     WHEREAS, pursuant to the terms of the Agency Agreement, the Company’s Foreign Contractor Interest share of crude oil produced from the Unit Area is blended with other crude oil of differing quality, a circumstance not anticipated by the Company when the definitions and methodologies to determine Net Profits were set forth in the Resolution;
     WHEREAS, Company, the Newfield Shareholders and Preferred Shareholder desire to address the matters described above and certain other matters through an amendment of the Resolution.
     NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration in hand paid by each party hereto to the other, Company, Newfield Shareholders and Preferred Shareholder hereby agree to amend the Resolution as follows:
1. The definition of “Costs” currently set forth in the Resolution is deleted and replaced with the following:
     “Costs” means, for each month, beginning with the Effective Date, (i) Excess Costs as of the end of the preceding month, plus (ii) the following costs incurred during such month:
     (a) All costs (without duplication) incurred by the Company, under the Participation Agreement, the Operating Agreement, the Petroleum Contract or the Agency Agreement with respect to Petroleum Operations, including without limitation costs of bonuses and royalties, but specifically excluding amounts incurred for Taxes, amounts incurred for costs attributable to the U.S. home office of the Company and amounts incurred by Affiliates of the Company (except as described in clauses (b), (c), and (d) below);
     (b) All costs incurred by the Company to purchase Hydrocarbons produced from the Contract Area or any area unitized with all or a part of the

Contract Area from other Persons, to the extent the revenues from the sale of such purchased Hydrocarbons are included in Gross Proceeds;
     (c) All Taxes due to the Government and incurred by the Company with respect to Petroleum Operations; and
     (d) Actual general administrative costs incurred by the Company and/or Affiliates of the Company in connection with Petroleum Operations and not otherwise included in clause (a) above, not to exceed 25% of the indirect charge paid by the Company to the operator under the Operating Agreement for that month;
provided however that “Costs” shall not include (x) any costs deducted in the calculation of Gross Proceeds or (y) any costs paid with insurance proceeds or otherwise paid or reimbursed by a third Party, including without limitation, a farmee under a farmout agreement, where the payment or reimbursement has not been included in Gross Proceeds or (z) non-operating items, such as interest expense, gains or losses on foreign currency transactions, investment gains and losses, litigation gains or losses, and losses on bad debts; and provided further that for the month of May, 1997, Costs shall be determined using only amounts incurred from the Effective Date through the end of the month and using Excess Costs as of the Effective Date. Any expenditures made in currencies other than U.S. Dollars shall be converted to U.S. Dollars at the exchange rate established by the Accounting Procedure attached to the operating Agreement as Exhibit “A”. For purposes of this Resolution, “incurred” shall have the meaning given to that term pursuant to United States generally accepted accounting principles and, for the avoidance of doubt, costs of abandonment and decommissioning shall be considered to be incurred at the time they are actually expended, or, if earlier, at the time they are irrevocably paid into an escrow account under the control of a non-Affiliate.
2. The definition of “Gross Proceeds” currently set forth in the Resolution is deleted and replaced with the following:
     “Gross Proceeds” means, for each month, beginning at the Effective Date, (i) the amounts earned by the Company in such month from the sale or other disposition of Subject Hydrocarbons (other than by mortgage, pledge, charge or other encumbrance for the purpose of security for finance), plus (ii) any consideration earned by the Company in such month from the sale, farmout or other disposition of its Foreign Contractor Interest in the Petroleum Contract to a non-Affiliate, as further described in Article IV plus (iii) any other amounts earned by the Company in such month with respect to Petroleum Operations, provided that:
     (a) Where Subject Hydrocarbons are sold in an arm’s length transaction to a non-Affiliate, the Gross Proceeds shall be the amounts earned by the Company, less the deductions described in clause (d) below. Where

Subject Hydrocarbons are exchanged or sold for non-cash consideration, the amount realized shall be the cash value of the consideration received.
     (b) Where Subject Hydrocarbons are sold to an Affiliate of the Company or otherwise disposed of in a non-arm’s length transaction, the Gross Proceeds shall be the Market Value of such Subject Hydrocarbons.
     (c) Where Subject Hydrocarbons are blended prior to sale, or jointly sold, with other oil or gas, some of which is also owned by the Company or its Affiliates and which is produced from areas other than the Contract Area or any area unitized with the Contract Area, the Gross Proceeds shall be the Market Value of the Subject Hydrocarbons prior to blending or joint sale. Where Subject Hydrocarbons are blended prior to sale, or jointly sold, with other oil or gas, none of which is owned by the Company or its Affiliates and which is produced from areas other than the Contract Area or any area unitized with the Contract Area, the Gross Proceeds shall be the amounts earned by the Company, less the deductions described in clause (d) below.
     (d) All costs of gathering, treating, compressing, processing, storing, transporting and marketing Subject Hydrocarbons (other than income or profits Taxes) incurred by the Company prior to the point of sale which are not included as Costs shall be deducted from amounts received for such Subject Hydrocarbons by the Company for purposes of determining Gross Proceeds. Deductions for costs paid to Affiliates shall not exceed those prevailing in arm’s length transactions for comparable services.
     (e) Gross Proceeds shall include any demand charge or similar charge paid by a purchaser to secure a right of deliveries of Subject Hydrocarbons and any settlement payments or other payments made by a purchaser to amend or terminate a sales contract.
     (f) Gross Proceeds shall include, at the time the payments are received (not when they are earned), any take-or-pay or other advance payments for future deliveries of Subject Hydrocarbons.
     (g) If the Company sells for its own account more or less than its percentage of ownership share of Subject Hydrocarbons, Gross Proceeds shall be based on the Hydrocarbons that the Company actually sells, not its entitlement.
     (h) Gross Proceeds shall not include any amount for Subject Hydrocarbons used in Petroleum Operations or unavoidably lost in production, gathering, treatment, compression, processing, storage or transportation.
For the month of May, 1997, Gross Proceeds shall be determined using only amounts earned from the Effective Date through the end of the month. Any proceeds received in currencies other than US Dollars shall be converted to US Dollars at the rate of exchange actually received by the Company. For purposes of this Resolution, “earned” shall have the meaning given to that term pursuant to United States generally accepted accounting principles.
     In witness whereof this Amendment is executed by the undersigned as set forth below effective as of the Effective Date.

Huffco International, L.L.C.			Newfield China, LDC

By:	/s/ Terry Huffington		By:	/s/ William D. Schneider

	Name:	Terry Huffington		Name:	William D. Schneider
	Its:	Sole Manager		Its:	Vice President
	Date:	May 14, 2008		Date:	April 17, 2008

Newfield Global Inc.
By:	/s/ William D. Schneider
	Name:	William D. Schneider
	Its:	Sr. Vice President
	Date:	April 17, 2008

Newfield Asia Inc.
By:	/s/ William D. Schneider
	Name:	William D. Schneider
	Its:	Vice President
	Date:	April 17, 2008